EXHIBIT 7.1
                                                                    -----------


                             UNIT PURCHASE AGREEMENT


        THIS AGREEMENT made as of the 23rd day of September, 2007.

BETWEEN:

                GOLDEN APPLE INCOME INC., a corporation incorporated under the laws of Ontario

                (hereinafter called "VENDOR")

                                - and -

                ONTARIO TEACHERS' PENSION PLAN BOARD, a non-share capital corporation incorporated under the laws of Ontario

                (hereinafter called "GUARANTOR")

                                - and -

                TECK COMINCO METALS LTD., a corporation incorporated under the laws of Canada

                (hereinafter called "PURCHASER")

                                - and -

                TECK COMINCO LIMITED., a corporation incorporated under the laws of Canada

                (hereinafter called "TECK")


        WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties covenant and agree as follows:


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                                   ARTICLE 1
                                 INTERPRETATION

1.1     DEFINED TERMS

        For the purpose of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

"ACTING JOINTLY OR IN CONCERT" has the meaning attributed to that phrase in the SECURITIES ACT (Ontario);

"AFFILIATE" shall have the meaning attributed to that term in the SECURITIES ACT (Ontario);

"BUSINESS DAY" means any day, other than a Saturday or a Sunday, on which banks in Toronto, Ontario and Vancouver, British Columbia are open for business;

"CBCA" means the CANADA BUSINESS CORPORATIONS ACT, as amended;

"CLOSING DATE" means October 1, 2007;

"CONTRACT" means any agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written or oral;

"ENCUMBRANCE" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

"PERSON" includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, governmental entity, syndicate or other entity, whether or not having legal status;

"PURCHASE PRICE" has the meaning set out in section 2.2;

"PURCHASED UNITS" has the meaning set out in section 2.1;

"TIME OF CLOSING" means 11:00 a.m. (Toronto time) on the Closing Date;

"TRANSFER" means, whether in one transaction or a series of related transactions, to sell, assign, transfer or contribute or otherwise dispose of any Units directly or indirectly or any interest, whether legal or beneficial, in Units, whether voluntary, involuntary, by operation of law or otherwise, and includes an agreement, commitment or understanding to effect any of the foregoing provided that a transfer by the Purchaser to a wholly-owned Affiliate of the Purchaser or Teck shall not be considered a "Transfer";


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"TRUST" means  Fording  Canadian  Coal Trust,  an open-ended  mutual fund trust existing  under the laws of Alberta;  and

"UNITS" means the units of the Trust and as same may be reorganized, reclassified, exchanged or converted from time to time.

1.2     KNOWLEDGE

        References in this Agreement to the "knowledge" of Vendor and Guarantor mean the actual knowledge of Brian J. Gibson without further inquiry.

1.3     CURRENCY

        Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in Canadian dollars.

1.4     SECTIONS AND HEADINGS

        The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, section, subsection or clause refers to the specified Article, section, subsection or clause of this Agreement.

1.5     ENTIRE AGREEMENT

        This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.6     TIME OF ESSENCE

        Time shall be of the essence of this Agreement.

1.7     APPLICABLE LAW

        This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein, and each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.


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1.8     SUCCESSORS AND ASSIGNS

        This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties.

1.9     AMENDMENT AND WAIVERS

        No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver, unless otherwise expressly provided.

                                   ARTICLE 2
                      PURCHASE AND SALE OF PURCHASED UNITS

2.1     PURCHASE AND SALE OF PURCHASED UNITS

        Subject to the terms and conditions hereof, at the Time of Closing Vendor hereby sells, assigns and transfers to Purchaser and Purchaser hereby purchases from Vendor 16,650,000 issued and outstanding Units (the "PURCHASED UNITS").

2.2     PURCHASE PRICE

        The purchase price payable by Purchaser to Vendor for the Purchased Units shall be Cdn$36.00 per Purchased Unit (THE "PURCHASE PRICE"). The Purchase Price shall be payable at the Time of Closing by wire transfer of immediately available funds to an account designated by the Vendor, which payment shall constitute full discharge of the Purchase Price for the Purchased Units.

2.3     ADJUSTMENT OF PURCHASE PRICE - PRICE PROTECTION

        (a) If at any time on or prior to July 31, 2008 (the "PRICE PROTECTION PERIOD"):

                (i) Purchaser or any of its Affiliates or any Person acting jointly or in concert with Purchaser makes an offer or proposal to the Trust respecting, or publicly announces an intention to undertake, an amalgamation or merger with the Trust (or other similar transaction, including without limitation a plan of arrangement), pursuant to which Purchaser will directly, or indirectly through an Affiliate, or any Person acting jointly or in concert with Purchaser, combine its business with the business of the Trust or directly or indirectly acquire (or combine their assets or businesses or a material portion thereof with) all or a majority portion of the

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                        business  or assets of the  Trust  other  than an Asset
                        Transaction (as defined below); or

                (ii) Purchaser or any of its Affiliates or any Person acting jointly or in concert with Purchaser makes an offer or proposal to the Trust respecting, or publicly announces an intention to undertake, a take-over bid by take-over bid circular in compliance with applicable Canadian securities laws, after giving effect to which Purchaser, if successful, would beneficially own, directly or indirectly, through an Affiliate, and together with any Person acting jointly or in concert with Purchaser, more than 50% of the Units;

                (any such transaction being a "PRICE PROTECTION TRANSACTION") then within five Business Days following the completion of the Price Protection Transaction, Purchaser will pay, or cause an Affiliate to pay, to an account designated by Vendor the Adjustment Payment (as defined below), if applicable, by wire transfer of immediately available funds.

        (b) Vendor will be entitled to receive an additional amount on account of each of the Purchased Units (the "ADJUSTMENT PAYMENT") equal to the amount by which the consideration per Unit received by the holders of Units pursuant to the Price Protection Transaction (the "GREATER PRICE") exceeds the Purchase Price (all as adjusted for any Unit split or consolidation, Unit dividend-in-kind, reorganization or similar event after the Closing Date).

        (c)     If all or any portion of the Greater Price is in the form of:

                (i) cash, the consideration shall be valued at the face value of the cash,

                (ii) publicly traded securities, the consideration shall be valued based on the closing price of such securities on the date of the completion of the Price Protection Transaction on the published market on which the greatest volume of trading in such securities occurred over the twenty trading days preceding such date,

                (iii) securities that are not publicly traded until the date of the completion of the Price Protection Transaction, the consideration shall be valued based on the closing price of such securities on the five trading days following the completion of the Price Protection Transaction on the published market on which the greatest volume of trading in such securities occurred over such period, or

                (iv) any other consideration, the consideration shall be valued at its fair market value as Vendor and Purchaser shall mutually agree, acting reasonably.

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        (d)     If all or any portion of the consideration  forming the Greater
Price has a value expressed in a currency other than Canadian dollars, then the value of that consideration will be expressed in Canadian dollars based upon a conversion rate of exchange equal to the noon spot rate quoted by the Bank of Canada on the date of the completion of the Price Protection Transaction for the purchase of Canadian dollars using the currency in which the consideration (or portion thereof) was originally denominated.

        (e) In the event of any disagreement between the parties with respect to the calculation of the value of the Greater Price, the matter will be submitted to an internationally recognized firm of chartered accountants to be agreed upon by the parties, provided that such firm may not be the auditors of either Vendor or Purchaser. The decision of such firm of chartered accountants as to the value of the Adjustment Payment will be final and binding on the parties, and the fees and expenses of such firm shall be borne equally between the Vendor and the Purchaser.

        (f) If the unitholders of the Trust approve an arrangement or similar transaction involving the sale of all or a majority of the assets of the Trust, directly or indirectly, to Purchaser or an affiliate of Purchaser or any Person acting jointly or in concert with Purchaser or any other Person that was announced or commenced during the Price Protection Period and that would provide to the Trust consideration permitting the Trust to pay a distribution per Unit in excess of $36.00 per Unit (an "ASSET TRANSACTION"), then within five Business Days following approval of the Asset Transaction by the unitholders of the Trust, receipt of all necessary third-party and regulatory approvals and satisfaction of any other material conditions precedent to completing the Asset Transaction, and in any event prior to the record date for the distribution by the Trust of any of the proceeds of the Asset Transaction to unitholders of the Trust, Purchaser will sell the Purchased Units to Vendor for a price equal to the Purchase Price and otherwise on the terms set out in this Agreement. If the record date for a full distribution of the proceeds of the Asset Transaction in respect of the Purchased Units does not occur within sixty days of Vendor purchasing the Purchased Units from Purchaser, Vendor shall have the right (but not the obligation) exercisable within 20 Business Days of the end of such sixty day period to require, on five days written notice to the Purchaser, Purchaser to repurchase from Vendor the Purchased Units for a price equal to the Purchase Price and otherwise on the terms set out in this Agreement (provided that any such notice to the Purchaser must be given not less than 20 Business Days in advance of any record date then announced for a distribution by the Trust). Nothing in this section 2.3(f) is intended to restrict Teck from effecting a Transfer of units to any Person prior to the vote of Fording unitholders referred to above, provided that such Transfer is subject to section 2.4, if applicable. It is the intent of this
Section 2.3(f) that Vendor should receive the economic benefit of an Asset Transaction and should not be worse off than if the Asset Transaction had been a Price Protection Transaction.


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2.4     TRANSFER PROTECTION

        (a) If during the Price Protection Period the Purchaser or any Affiliate or any Person acting jointly and in concert with the Purchaser Transfers any Units for consideration in excess of the Purchase Price, within five Business Days after the completion of the Transfer the Purchaser shall pay to the Vendor in respect of each Transferred Unit the amount by which the consideration received for each Transferred Unit exceeds the Purchase Price. The obligations under this Section 2.4 shall be repeated with respect to each Transfer of Units during the Price Protection Period but, except as provided below, only until the Purchaser or its Affiliates or Persons acting jointly or in concert with the Purchaser has Transferred Units equal in number to the number of Purchased Units for consideration in excess of the Purchase Price.

        (b) Within 30 days following the Price Protection Period, the Purchaser shall provide to the Vendor a schedule detailing all Transfers made during the Price Protection Period for prices in excess of the Purchase Price. The aggregate amount previously paid to the Purchaser pursuant to this Section 2.4(b) shall be adjusted as follows: (a) Units Transferred during the Price Protection Period at prices in excess of the Purchase Price shall be deemed to have been Transferred in order of the highest to lowest consideration paid per Unit; (b) if the (x) amount if any by which the aggregate consideration for up to the first 16,650,000 Units so Transferred exceeds the Purchase Price multiplied by the number of Units so Transferred; exceeds (y) the aggregate amounts previously paid to the Purchaser pursuant to Section 2.4(b), such excess amount shall be paid to the Purchaser within such 30-day period.

        (c) The provisions of Sections 2.3 (c), (d) and (e) shall apply MUTATIS MUTANDIS as regards determining the value of the consideration for the Transferred Units. The reference in this Section 2.4 to dollar amounts and Units shall be adjusted for any Unit split or consolidation, Unit dividend-in-kind, reorganization or similar event after the Closing Date.

        (d) If a Price Protection Transaction precedes a Transfer as contemplated in Section 2.4, the reference in Section 2.4 to the Purchase Price shall, in respect of all subsequent Transfers, be increased by an amount equal to the Adjustment Payment. Similarly, if a Transfer as provided in Section 2.4 precedes a Price Protection Transaction, the Purchase Price for purposes of the Price Protection Transaction shall be increased by an amount equal to the sum obtained by dividing the aggregate amount paid to the Vendor pursuant to
Section 2.4 prior to the Price Protection Transaction by the number of Purchased Units.


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                                   ARTICLE 3
             REPRESENTATIONS AND WARRANTIES OF VENDOR AND GUARANTOR

        Vendor and Guarantor jointly and severally represent and warrant to Purchaser as follows and acknowledge that Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased
Units:

3.1     ORGANIZATION

        Vendor is a corporation validly existing under the laws of Ontario and has the corporate power to enter into this Agreement and to perform its obligations hereunder. Guarantor is a non-share capital corporation, validly existing under the laws of Ontario, and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

3.2     AUTHORIZATION AND ENFORCEABILITY

        This Agreement has been duly authorized, executed and delivered by Vendor and Guarantor and is a legal, valid and binding obligation of Vendor and Guarantor, enforceable against each of them by Purchaser in accordance with its terms.

3.3     NO OTHER AGREEMENTS TO PURCHASE

        No Person other than Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from Vendor of any of the Purchased Units.

3.4     OWNERSHIP OF PURCHASED UNITS

        Vendor is the beneficial owner of the Purchased Units, with good and marketable title thereto, free and clear of all Encumbrances and, without limiting the generality of the foregoing, none of the Purchased Units is subject to any voting trust, shareholder agreement or voting agreement.

3.5     NO VIOLATION

        The execution and delivery of this Agreement by Vendor and Guarantor and the consummation of the transactions herein provided for will not result in either:

        (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Vendor or Guarantor under:

                (i) any Contract to which the Vendor or Guarantor is a party and which is material to Vendor ;


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                (ii)    of any provisions of the constating documents,  by-laws
                        or  resolutions  of the  board  of  directors  (or  any
                        committee   thereof)  or   shareholders  of  Vendor  or
                        Guarantor;

                (iii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over either of Vendor or Guarantor;

                (iv) any license, approval, consent or authorization held by Vendor or Guarantor in either case necessary for the ownership of the Purchased Units; or

                (v) any applicable law, statute, ordinance, regulation or rule; or

        (b) the creation or imposition of any Encumbrance on any of the Purchased Units.

3.6     CONSENTS AND APPROVALS

        There is no requirement for Vendor or Guarantor to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful sale of the Purchased Units as contemplated by this Agreement, but for an obligation of the Vendor under section 107 of the Securities Act (Ontario) to file a report in respect of the sale of the Purchased Units and an obligation of the Vendor and the Guarantor to file with the United States Securities and Exchange Commission an Amendment to their Statement on Schedule 13D with respect to the Purchased Units. There is no requirement under any Contract relating to the Trust to which Vendor or Guarantor is a party or by which Vendor or Guarantor is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the sale of the Purchased Units as contemplated by this Agreement.

3.7     CONTROL PERSON

        The Vendor is not a Control Person, as that term is defined in the SECURITIES ACT (Ontario), of the Trust.

3.8     WHOLLY-OWNED SUBSIDIARY

        The Vendor is a wholly-owned subsidiary of Guarantor.


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3.9     NO ACTIONS, PROCEEDINGS

        There is no action, proceeding or investigation (whether or not purportedly on behalf of Vendor) pending or, to the knowledge of the Vendor, threatened, against or affecting Vendor at law or in equity, before or by any court or federal, provincial, municipal or other governmental department, commission, board or agency, domestic or foreign, which questions the validity of the purchase and sale of the Purchased Units pursuant to this Agreement or any action taken or to be taken by Vendor pursuant to this Agreement.

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser and Teck represent and warrant to Vendor as follows and acknowledge that Vendor is relying on such representations and warranties in connection with its sale of the Purchased Units:

4.1     ORGANIZATION

        Each of Purchaser and Teck is a corporation validly existing under the laws of Canada and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

4.2     AUTHORIZATION

        The transaction contemplated by this Agreement has been duly authorized, and this Agreement to which it is a party have been duly executed and delivered by Purchaser and Teck and are legal, valid and binding obligations of Purchaser and Teck, enforceable against Purchaser and Teck by Vendor in accordance with its terms.

4.3     NO VIOLATION

        The execution and delivery of this Agreement by Purchaser and Teck and the consummation of the transactions herein provided for will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Purchaser or Teck under:

                (i) any Contract to which Purchaser or Teck is a party and which is material to Purchaser or Teck or by which it is, or any of its material properties is, bound;

                (ii) any provision of the constating documents, by-laws or resolutions of the board of directors (or any committee thereof) of Purchaser or Teck;

                (iii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Purchaser or Teck;


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                (iv)    any license, permit, approval, consent or authorization
                        held by Purchaser or Teck and necessary for the completion of the transaction contemplated by this Agreement or the operation of Purchaser's or Teck's business; or

                (v) any applicable law, statute, ordinance, regulation or rule.

4.4     CONSENTS AND APPROVALS

        There is no requirement for Purchaser or Teck to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the purchase of the Purchased Units, or the fulfillment by Purchaser or Teck of the terms of this Agreement. Certain reports will be filed by the Purchaser and Teck with securities regulatory authorities in Canada and the United States after the fact. There is no requirement under any Contract to which Purchaser or Teck is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the purchase of the Purchased Units by Purchaser or Teck.

4.5     NO ACTIONS, PROCEEDINGS

        There is no action, proceeding or investigation pending or, to the actual knowledge of the senior officers of Teck without further inquiry, threatened, against or affecting Purchaser or Teck, at law or in equity, before or by any court or federal, provincial, municipal or other governmental department, commission, board or agency, domestic or foreign.

4.6     OFFSHORE TRANSACTION

        Purchaser was not at the time of the offer by the Vendor of the Purchased Units, is not currently, and will not be at the Time of Closing a resident of, or located in, the United States of America.

                                   ARTICLE 5
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1     SURVIVAL OF REPRESENTATIONS AND WARRANTIES

        To the extent that they have not been fully performed at or prior to the Time of Closing, the covenants, representations and warranties of the parties contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto, except as otherwise expressly provided in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement, shall survive the closing of

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the transactions contemplated hereby until the date which is 24 months from the
Closing Date and, notwithstanding such closing nor any investigation made by or on behalf of Purchaser, shall continue in full force and effect for the benefit of Purchaser, in respect of Vendor, and for Vendor in respect of Purchaser during such period, except that:

        (a) the representations and warranties set out in sections 3.1, 3.2, 3.3, 3.4, 4.1 and 4.2 shall survive and continue in full force and effect without limitation of time; and

        (b) a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law.

                                   ARTICLE 6
                              CLOSING ARRANGEMENTS

6.1     PLACE OF CLOSING

        The closing of the purchase and sale of the Purchased Units pursuant to this Agreement shall take place at the Time of Closing at the offices of Lang Michener LLP, counsel for Purchaser, BCE Place, Suite 2500 - 181 Bay Street, Toronto, Ontario, M5J 2T7.

6.2     TRANSFER

        At the Time of Closing, the following shall occur:

        (a)    Vendor  shall   execute  and  deliver  to  Purchaser  all  such
documents, certificates and instruments and do all such other acts and things as Purchaser may consider necessary or desirable, acting reasonably, to effectively transfer and assign the Purchased Units to Purchaser, with a good and marketable title, free and clear of all Encumbrances, except as contemplated by this Agreement, and to deliver possession thereof to Purchaser;

        (b)     Purchaser shall pay the Purchase Price to the Vendor.

6.3     FURTHER ASSURANCES

Each party to this Agreement covenants and agrees that, from time to time subsequent to the Closing Date, it will, at the request and expense of the requesting party, execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as any other party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

                                   ARTICLE 7
                                   GUARANTEE

7.1     GUARANTEE

Guarantor hereby unconditionally guarantees in favour of the Purchaser the obligations of Vendor hereunder.

Teck hereby unconditionally guarantees in favour of the Vendor the obligations of Purchaser hereunder.

                                   ARTICLE 8
                                 MISCELLANEOUS

8.1     NOTICES

        (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

                (i)     if to Vendor:

                        Golden Apple Income Inc.
                        5650 Yonge Street
                        Toronto, Ontario   M2M 4H5
                        Canada

                        Attention:  General Counsel
                        Telecopier No.:  416 730 3771

                (ii)    if to Purchaser:

                        Teck Cominco Metals Ltd.
                        Suite 600, 200 Burrard Street
                        Vancouver, British Columbia   V6C 3L9
                        Canada

                        Attention:  Corporate Secretary
                        Telecopier No.:  (604) 640-5395

                (iii)   if to Teck:

                        Teck Cominco Limited
                        Suite 600, 200 Burrard Street
                        Vancouver, British Columbia V6C 3L9
                        Canada

                        Attention:  Corporate Secretary
                        Telecopier No.:  (604) 640-5395


                (iv)    if to Guarantor:

                        Ontario Teachers' Pension Plan Board
                        5650 Yonge Street
                        Toronto, Ontario M2M 4H5
                        Canada

                        Attention:  General Counsel
                        Telecopier No.:  416 730 3771

        (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

        (c) Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this section 9.1.

8.2     COMMISSIONS. ETC.

        Vendor agrees to indemnify and save harmless Purchaser from and against all claims, damages and expenses suffered or incurred by Purchaser in respect of any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of Vendor.

        Purchaser agrees to indemnify and save harmless Vendor from and against all claims, damages and expenses suffered or incurred by Vendor in respect of any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of Purchaser.

        Each party shall be responsible for any expenses incurred by it in connection with this Agreement and the sale and purchase of the Purchased Units hereunder.

8.3     CONSULTATION

        The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby. The parties will use their respective reasonable efforts not to issue any press releases or other public statements inconsistent with the results of such consultation.


              [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

8.4     COUNTERPARTS

        This Agreement may be executed in counterparts, which may be delivered by facsimile or email, and each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF this Agreement has been executed by the parties.


                                     GOLDEN APPLE INCOME INC.


                                     By: /s/ Brian J. Gibson
                                         --------------------------------
                                         Name:  Brian J. Gibson
                                         Title: Director and Vice President



                                     ONTARIO TEACHERS' PENSION PLAN BOARD


                                     By: /s/ Brian J. Gibson
                                         --------------------------------
                                         Name:  Brian J. Gibson
                                         Title: Senior Vice President



                                     TECK COMINCO METALS LTD.


                                     By: /s/ Peter Rozee
                                         --------------------------------
                                         Name:  Peter Rozee
                                         Title: Senior Vice President,
                                                Commericial Affairs



                                     TECK COMINCO LIMITED


                                     By: /s/ Ron Millos
                                         --------------------------------
                                         Name:  Ron Millos
                                         Title: Senior Vice President, Finance,
                                                Chief Financial Officer